                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 28, 1996
                                                      ----------------

                        UNITED STATES FILTER CORPORATION
                        --------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                  1-10728                   33-0266015
  ---------------------      ---------------------      ---------------------
     (STATE OR OTHER       (COMMISSION FILE NUMBER)        (IRS EMPLOYER
     JURISDICTION OF                                    IDENTIFICATION NO.)
      INCORPORATION)

               40-004 COOK STREET, PALM DESERT, CALIFORNIA 92211
--------------------------------------------------------------------------------
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (619) 340-0098

  Item 5 of the Registrant's Current Report on Form 8-K dated October 28, 1996 is hereby amended and restated as set forth below. The Index to Financial Statements and financial statements referenced therein are not amended hereby.


ITEM 5. OTHER EVENTS

                        RECENT AND PENDING ACQUISITIONS

  As previously reported on a Current Report on Form 8-K dated May 31, 1996, the Company completed on May 31, 1996 the acquisition of Zimpro Environmental, Inc. ("Zimpro"). Consolidated financial statements of Zimpro and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, together with the report thereon of Ernst & Young LLP, and unaudited pro forma combined financial data giving effect to the Zimpro acquisition, were filed as a part of such Form 8-K.


As previously reported on a Current Report on Form 8-K dated August 23, 1996, on August 23, 1996 the Company completed the acquisition of Davis Water and Waste Industries, Inc. ("Davis") in exchange for $4,817,349 shares of Common Stock. Consolidated financial statements of Davis and its subsidiaries as of April 30, 1996 and 1995 and for each of the three years in the period ended April 30, 1996, together with the report thereon of Price Waterhouse LLP, and unaudited pro forma financial information giving effect to the Davis acquisition, were filed as part of the Current Report on Form 8-K dated June 27, 1996.



  On October 25, 1996, the Company completed the acquisition of The Utility Supply Group, Inc. ("USG") in exchange for 771,157 shares of Common Stock.



  On October 28, 1996, the Company completed the acquisition of WaterPro Supplies Corporation ("WaterPro") in exchange for 3,201,507 shares of Common Stock.


  On December 2, 1996, the Company acquired certain businesses and assets (collectively referred to as the Water Systems and Manufacturing Group and referred to herein as "WSMG") from Wheelabrator Technologies Inc. for $369.6 million in cash, subject to possible post-closing adjustment .


  On October 7, 1996, the Company entered into an agreement to acquire the Process Equipment Division ("PED") of United Utilities Plc for approximately (Pounds)100.5 million in cash and approximately (Pounds)25.0 million in shares of Common Stock of the Company, subject to possible post-closing adjustment.



  Registration statements filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, with respect to domestic and international underwritten offerings of shares of Common Stock (the "Common Stock Offerings") and an underwritten offering (the "Notes Offering") of $360,000,000 million aggregate principal amount of 4 1/2% Convertible Subordinated Notes due 2001 were declared effective December 11, 1996. The aggregate net proceeds of the Common Stock Offerings and the Notes Offering were used to repay indebtedness used to fund the acquisition by the Company of WSMG, and otherwise to reduce revolving credit borrowings under the Credit Agreement described below; a portion of the balance is expected to be used to fund the cash portion of the consideration for the pending acquisition by the Company of PED; and any remainder will be used for working capital, capital expenditures and general corporate purposes, including possible future acquisitions. If the PED acquisition is not completed, the net proceeds of the Common Stock Offerings and the Notes Offering not used for such acquisition will be added to working capital.



  The Company has entered into an Amended and Restated Multicurrency Credit Agreement, dated as of December 2, 1996 (the "Credit Agreement"), with lenders for whom The First National Bank of Boston is acting as Managing Agent, pursuant to which credit facilities of up to $700.0 million were made available to the Company to finance acquisitions (including the WSMG acquisition and the pending PED acquisition), to refinance any borrowings under the Company's previous credit agreement, and for working capital and other general corporate purposes. Borrowings under the Credit Agreement bear interest at variable rates of up to 2.25% above certain Eurocurrency rates or 0.50% above The First National Bank of Boston's base rate and have a five year maturity. Following completion of the Notes Offering and the Common Stock Offerings, availability under the Credit Agreement has been reduced to a level that the Company considers appropriate for its working capital and other needs.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following Unaudited Pro Forma Combined Financial Information presents the Pro Forma Combined Balance Sheet at September 30, 1996, giving effect to the acquisitions of WSMG, WaterPro and USG and the pending acquisition of PED as if they had been consummated on that date. Also presented are the Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, after giving effect to the recent acquisitions of WSMG, WaterPro and USG and the pending acquisition of PED as if they had been consummated as of the beginning of the respective periods presented. The Company's and PED's fiscal years end on March 31 and WSMG's, WaterPro's and USG's fiscal years end on December 31. The Pro Forma Balance Sheet combines the respective balance sheets of the Company, WSMG, PED, WaterPro and USG as of September 30, 1996. The Pro Forma Statement of Operations for the year ended March 31, 1996 combines the results of the Company and PED for such year with the results of WSMG, WaterPro and USG for the year ended December 31, 1995, and the Pro Forma Statement of Operations for the six months ended September 30, 1996 combines the results of each of the Company, WSMG, PED, WaterPro and USG for such six month period. All Company historical consolidated financial data has been restated to reflect the acquisitions in May 1996 and August 1996 of Zimpro and Davis, respectively, which acquisitions have been accounted for as poolings of interests.

  The As Adjusted column gives effect to: (i) the recent acquisitions of WSMG, WaterPro and USG and the pending acquisition of PED; and (ii) the assumed borrowings under the Credit Agreement of approximately $541.0 million to fund the cash portion of the consideration for such acquisitions and estimated transaction costs. The As Further Adjusted column gives effect to: (i) the sale by the Company of the Notes and the anticipated application of the net proceeds therefrom to the reduction of amounts outstanding under the Credit Agreement; (ii) the sale by the Company of 11,000,000 shares of Common Stock in the Common Stock Offerings at a public offering price of $31.625 per share and the anticipated application of the net proceeds therefrom to the reduction of amounts outstanding under the Credit Agreement; and (iii) the conversion of the Company's $60.0 million aggregate principal amount of 5% Convertible Subordinated Debentures due 2000 into 4,390,000 shares of Common Stock.

  The pro forma data is based on the historical combined statements of the Company, WSMG, PED, WaterPro and USG giving effect to such acquisitions under the purchase method of accounting and the assumptions and adjustments (which the Company believes to be reasonable) described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following Unaudited Pro Forma Combined Financial Information are estimated and may differ from the actual adjustments when they become known, however, no material differences are anticipated.

  The historical financial statements of PED were prepared in accordance with UK GAAP, which differs in certain respects from US GAAP. The historical PED financial statements included in the following Unaudited Pro Forma Combined Financial Information have been restated to reflect PED's financial position and results of operations in accordance with US GAAP.

  The following Unaudited Pro Forma Combined Financial Information does not reflect certain cost savings that management believes may be realized following the acquisitions. These savings are expected to be realized primarily through rationalization of operations and implementation of strict cost controls and standardized operating procedures. Additionally, the Company believes the acquisitions will enable it to continue to achieve economies of scale, such as enhanced purchasing power and increased asset utilization. There can be no assurance that the acquisition of PED will be consummated.

  The pro forma data is provided for comparative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisitions of WSMG, PED, WaterPro and USG had been consummated on the dates indicated or that may be obtained in the future. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with the notes thereto, the audited financial statements of WSMG, PED and WaterPro and the notes thereto, included elsewhere herein, and the Company's Consolidated Financial Statements and Notes thereto, included elsewhere herein.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                       AS OF SEPTEMBER 30, 1996
                     ----------------------------------------------------------------------------------------------
                                      HISTORICAL                                      PRO FORMA
                     --------------------------------------------  ------------------------------------------------
                                                                   ADJUSTMENTS
                                                                    INCREASE              AS     AS FURTHER
                     COMPANY    USG   WATERPRO   WSMG      PED     (DECREASE)  NOTES   ADJUSTED   ADJUSTED   NOTES
                     -------- ------- -------- -------- ---------  ----------- ------ ---------- ---------- -------
                                                        (IN THOUSANDS)
ASSETS
Current assets:
 Cash..............  $ 19,488 $   280 $    --  $ 12,619 $   2,055                     $   34,442 $   79,911 a(vi)
 Short-term
  investments......       816     --       --       --      1,275                          2,091      2,091
 Accounts
  receivable, net..   213,594  25,622   70,751   93,325   166,042                        569,334    569,334
 Cost and estimated
  earnings in
  excess of
  billings on
  uncompleted
  contracts........    52,802     --       --    19,785       --                          72,587     72,587
 Inventories.......    88,230  15,812   26,448   41,622    51,127                        223,239    223,239
 Prepaid expenses..    11,981     --       292      --        --                          12,273     12,273
 Deferred taxes....     7,771     --       --       --        --                           7,771      7,771
 Other current
  assets...........     9,614     417      --     3,790       --                          13,821     13,821
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total current
    assets.........   404,296  42,131   97,491  171,141   220,499                        935,558    981,027
                     -------- ------- -------- -------- ---------                     ---------- ----------
Property, plant and
 equipment, net....   178,362   2,686    5,062   55,752    31,420                        273,282    273,282
Investment in
 leasehold
 interests, net....    27,057     --       --       --        --                          27,057     27,057
Costs in excess of
 net assets of
 businesses
 acquired, net.....   276,627     --    13,968  155,578       --    $ 262,326  a(ii)     708,499    708,499
Other assets.......    50,317     736      --     4,044     1,974       5,250  a(i)       62,321     72,021 a(v)
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total assets....  $936,659 $45,553 $116,521 $386,515 $ 253,893                     $2,006,717 $2,061,886
                     ======== ======= ======== ======== =========                     ========== ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
 liabilities:
 Accounts payable..  $101,329 $16,113 $ 35,439 $ 53,338 $  82,467                     $  288,686 $  288,686
 Accrued
  liabilities......   102,000   3,491   11,341   43,822    31,375                        192,029    192,029
 Current portion of
  long-term debt...     1,386     --       --       --     91,276   $ (91,276) a(iii)      1,386      1,386
 Revolving credit
  line with parent.       --      --    58,679      --        --      (58,679) a(iii)        --         --
 Billings in excess
  of costs and
  estimated
  earnings on
  uncompleted
  contracts........    19,631     --       --    18,911       --                          38,542     38,542
 Other current
  liabilities......    11,344     332      --       --        806                         12,482     12,482
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total current
    liabilities....   235,690  19,936  105,459  116,071   205,924                        533,125    533,125
                     -------- ------- -------- -------- ---------                     ---------- ----------
Notes payable......    81,156  16,025      --       --        --      541,025  a(i)      638,206        --  a(vi)
Long-term debt,
 excluding current
 portion...........     7,617   3,450      --       --        --                          11,067     11,067
Convertible
 subordinated debt.   193,565     --       --       --        --                         193,565    500,000 a(vii)
Loan payable-
 parent............       --      --       --       --    225,704    (225,704) a(iii)        --         --
Deferred taxes.....     1,223     --       151      --        --                           1,374      1,374
Other liabilities..    17,405     --       --    13,962    37,481                         68,848     68,848
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total
    liabilities....   536,656  39,411  105,610  130,033   469,109                      1,446,185  1,114,414
                     -------- ------- -------- -------- ---------                     ---------- ----------
Shareholders'
 equity:
 Common stock......       493   2,553        1      --        --       (2,501) a(iv)         546        700 a(viii)
 Additional paid-in
  capital..........   370,625     149    4,999  254,400    17,168    (116,240) a(iv)     531,101    917,887 a(viii)
 Translation
  adjustment.......     2,691     --       --     2,082       --       (2,082) a(iv)       2,691      2,691
 Retained earnings
  (accumulated
  deficit).........    26,194   3,440    5,911      --   (232,384)    223,033  a(iv)      26,194     26,194
                     -------- ------- -------- -------- ---------                     ---------- ----------
   Total
    shareholders'
    equity.........   400,003   6,142   10,911  256,482  (215,216)                       560,532    947,472
                     -------- ------- -------- -------- ---------                     ---------- ----------
                     $936,659 $45,553 $116,521 $386,515 $ 253,893                     $2,006,717 $2,061,886
                     ======== ======= ======== ======== =========                     ========== ==========

     The accompanying notes are an integral part of this pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                      FISCAL YEAR ENDED MARCH 31, 1996
                         -------------------------------------------------------------------------------------------------
                                          HISTORICAL                                        PRO FORMA
                         -----------------------------------------------  ------------------------------------------------
                                                                          ADJUSTMENTS
                                                                           INCREASE              AS      AS FURTHER
                         COMPANY     USG     WATERPRO    WSMG     PED     (DECREASE)  NOTES   ADJUSTED    ADJUSTED   NOTES
                         --------  --------  --------  -------- --------  ----------- -----  ----------  ----------  -----
                                                (in thousands, except per share data)
Revenues................ $727,903  $156,838  $234,391  $452,134 $267,358                     $1,838,624  $1,838,624
Cost of sales...........  538,573   130,432   195,258   361,462  189,529                      1,415,254   1,415,254
                         --------  --------  --------  -------- --------                     ----------  ----------
 Gross profit...........  189,330    26,406    39,133    90,672   77,829                        423,370     423,370
Selling, general and
 administrative
 expenses...............  148,683    21,821    32,767    68,170   66,903   $   6,558   b(i)     344,902     344,902
Restructuring expense...      --        --        --        --     9,260                          9,260       9,260
                         --------  --------  --------  -------- --------                     ----------  ----------
 Operating income.......   40,647     4,585     6,366    22,502    1,666                         69,208      69,208
                         --------  --------  --------  -------- --------                     ----------  ----------
Other income (expense):
 Interest expense.......  (14,419)   (2,227)   (3,593)      --   (19,865)    (17,119)  b(ii)    (57,223)    (31,646) b(iii)
 Other..................    5,134      (582)      657     4,767      --                           9,976       9,976
                         --------  --------  --------  -------- --------                     ----------  ----------
                           (9,285)   (2,809)   (2,936)    4,767  (19,865)                       (47,247)    (21,670)
                         --------  --------  --------  -------- --------                     ----------  ----------
 Income (loss) before
  income taxes..........   31,362     1,776     3,430    27,269  (18,199)                        21,961      47,538
Provision (benefit) for
 income taxes...........   12,055       727     1,477    10,908    2,165     (18,987)  b(iv)      8,345      18,064  b(v)
                         --------  --------  --------  -------- --------                     ----------  ----------
 Net income (loss)...... $ 19,307  $  1,049  $  1,953  $ 16,361 $(20,364)                    $   13,616  $   29,474  c
                         ========  ========  ========  ======== ========                     ==========  ==========
 Net income per common
  share................. $   0.45                                                            $     0.28  $     0.46  c
                         ========                                                            ==========  ==========
Weighted average number
 of common shares
 outstanding............   42,159                                                                47,437      62,827
                         ========                                                            ==========  ==========


     The accompanying notes are an integral part of this pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                 FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1996
                          ------------------------------------------------------------------------------------------------
                                          HISTORICAL                                        PRO FORMA
                          ----------------------------------------------  ------------------------------------------------
                                                                          ADJUSTMENTS
                                                                           INCREASE             AS      AS FURTHER
                          COMPANY     USG    WATERPRO    WSMG     PED     (DECREASE)  NOTES  ADJUSTED    ADJUSTED   NOTES
                          --------  -------  --------  -------- --------  ----------- ----- ----------  ----------  ------
                                                    (in thousands, except per share data)
Revenues................  $433,719  $85,899  $185,199  $218,973 $130,407                    $1,054,197  $1,054,197
Cost of sales...........   315,398   70,011   151,238   171,673   92,728                       801,048     801,048
                          --------  -------  --------  -------- --------                    ----------  ----------
 Gross profit...........   118,321   15,888    33,961    47,300   37,679                       253,149     253,149
Selling, general and
 administrative
 expenses...............    86,140   13,595    24,689    32,854   32,270    $ 3,279    b(i)    192,827     192,827
Merger and restructuring
expenses................     5,581      --        --        --     1,992                         7,573       7,573
                          --------  -------  --------  -------- --------                    ----------  ----------
 Operating income.......    26,600    2,293     9,272    14,446    3,417                        52,749      52,749
                          --------  -------  --------  -------- --------                    ----------  ----------
Other income (expense):
 Interest expense.......    (7,972)    (932)   (2,433)      --    (9,469)    (8,386)  b(ii)    (29,192)    (16,404) b(iii)
 Other..................     1,004      411       358       439      --                          2,212       2,212
                          --------  -------  --------  -------- --------                    ----------  ----------
                            (6,968)    (521)   (2,075)      439   (9,469)                      (26,980)    (14,192)
                          --------  -------  --------  -------- --------                    ----------  ----------
 Income (loss) before
  income taxes..........    19,632    1,772     7,197    14,885   (6,052)                       25,769      38,557
Provision (benefit) for
 income taxes...........     5,404      711     2,829     5,954     (310)    (4,796)  b(iv)      9,792      14,652  b(v)
                          --------  -------  --------  -------- --------                    ----------  ----------
 Net income (loss)......  $ 14,228  $ 1,061  $  4,368  $  8,931 $ (5,742)                   $   15,977  $   23,905  c
                          ========  =======  ========  ======== ========                    ==========  ==========
 Net income per common
  share.................  $   0.28                                                          $     0.29  $     0.34  c
                          ========                                                          ==========  ==========
 Weighted average number
  of common shares
  outstanding...........    50,629                                                              55,907      71,297
                          ========                                                          ==========  ==========


     The accompanying notes are an integral part of this pro forma combined financial information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

a. The Pro Forma Combined Balance Sheet has been prepared to reflect the acquisitions by the Company of WSMG, USG and WaterPro and the pending acquisition of PED for aggregate estimated equity purchase prices comprised of the following:

                                              FORM OF                 EQUITY
   COMPANY                                 CONSIDERATION          PURCHASE PRICE
   -------                                 -------------          --------------
                                                                  (in thousands)
   USG.................................... Common Stock              $ 22,000
   WaterPro............................... Common Stock                38,600
   WSMG................................... Cash                       369,600
   PED.................................... Cash          $160,075
     ..................................... Common Stock    41,250     201,325
                                                         --------
   Estimated transaction costs............                              6,100
                                                                     --------
                                                                     $637,625
                                                                     ========

  In addition to the purchase prices described above, the Company assumed long-term indebtedness of approximately $22,000,000 ($19,475,000 at September 30, 1996) and $67,935,000 ($58,679,000 at September 30, 1996) in
connection with the acquisitions of USG and WaterPro, respectively. The $67,935,000 of indebtedness related to WaterPro was repaid with shares of Common Stock concurrently with the closing of such acquisition.

  The cash portion of the purchase price for PED is approximately (Pounds)100,500,000. The Company has entered into a forward contract pursuant to which it has the obligation to purchase (Pounds)100,000,000 for approximately $159,250,000 at any time between December 16, 1996 and February 14, 1997, for the purpose of hedging the cash portion of the purchase price of the acquisition of PED. No gain or loss is anticipated from this transaction. The remaining (Pounds)500,000 cash portion of the consideration and the (Pounds)25,000,000 in shares of Common Stock are based on exchange rates for British pounds sterling as of December 11, 1996. The estimated shares of Common Stock to be issued is also based on an assumed price per share of $31.75.

  The estimated net book value, as adjusted, of USG, WaterPro, WSMG and PED and the estimated fair value of their net assets as of the closing date are assumed to be $6,142,000, $10,911,000, $256,482,000 and $101,764,000,
respectively. PED's estimated fair value of net assets excludes the net loan payable of PED to its parent company of $316,980,000, which will be contributed to PED's shareholders' equity (negative $215,216,000 at September 30, 1996) by such parent company. The aggregate difference between the estimated equity purchase prices and the estimated fair values of the identified net assets of USG, WaterPro, WSMG and PED is approximately $262,326,000, which has been recorded as costs in excess of net assets of businesses acquired attributable to such acquisitions in the accompanying Pro Forma Combined Balance Sheet.

  The Pro Forma Combined Balance Sheet has been adjusted to reflect the above as follows:

  (i) To record the assumed incurrence of $541,025,000 of indebtedness under the Credit Agreement with an assumed effective interest rate of 7.50%. The incurrence of such additional indebtedness includes: (i) the cash consideration for the acquisition of WSMG of $369,600,000; (ii) the cash portion of the consideration for the acquisition of PED of $160,075,000; (iii) estimated transaction costs of $6,100,000; and
      (iv) estimated bank commitment fees of $5,250,000. The Company intends to retire a portion of such debt with the net proceeds of the Common Stock Offerings and the Notes Offering or, if completion of the Common Stock Offerings and the Notes Offering occurs prior to the completion of the acquisition of PED, to use such proceeds directly to acquire PED. See "Use of Proceeds."

  (ii) To adjust goodwill for the difference between the estimated equity purchase prices and the estimated fair values of the identified net assets acquired. The adjustment is calculated as follows: (in thousands)

       Aggregate estimated equity purchase prices..................... $637,625
       Aggregate estimated fair value of identified net assets
        acquired......................................................  375,299
                                                                       --------
           Adjustment................................................. $262,326
                                                                       ========

  (iii) To eliminate: (i) the net loan payable of WaterPro of $58,679,000 to its parent company, which will be repaid by the Company with Common Stock; and (ii) the net loan payable of PED of $316,980,000 to its parent company, which will be contributed to PED's equity by such parent company.

  (iv) To eliminate the equity of USG, WaterPro, WSMG and PED and record the issuance of Common Stock for the stock portion of the consideration for the acquisitions of USG (771,157 shares), WaterPro (3,201,507 shares) and PED (1,299,213 shares).

                                                 ELIMINATE  ISSUANCE
                                                  EQUITY    OF EQUITY ADJUSTMENT
                                                 ---------  --------- ----------
                                                         (IN THOUSANDS)
       Common Stock............................  $  (2,554) $     53  $  (2,501)
       Additional paid-in capital..............   (276,716)  160,476   (116,240)
       Translation adjustment..................     (2,082)      --      (2,082)
       Retained earnings (accumulated deficit).    223,033       --     223,033

  (v) To record the incurrence of approximately $9,700,000 of capitalized costs related to the Notes Offering.

  (vi) To record the assumed reduction of $638,206,000 of indebtedness and an increase in cash of $45,469,000 with the estimated net proceeds of $333,375,000 from the Common Stock Offerings and $350,300,000 from the Notes Offering. See "Use of Proceeds."

  (vii) To record: (i) the issuance of $360,000,000 of convertible subordinated debt in the Notes Offering; and (ii) the conversion of $60,000,000 aggregate principal amount of 5% Convertible Subordinated Debt due 2000 into 4,390,000 shares of Common Stock.

  (viii) To record: (i) the conversion of the Company's $60,000,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2000 into 4,390,000 shares of Common Stock and; (ii) the assumed issuance of 11,000,000 shares of Common Stock in the Common Stock Offerings. Adjustments are calculated as follows:

                                             CONVERSION OF
                                             5% CONVERTIBLE
                                              SUBORDINATED
                                               DEBENTURES   OFFERINGS ADJUSTMENT
                                             -------------- --------- ----------
                                                       (IN THOUSANDS)
       Common Stock.........................    $    44     $    110   $    154
       Additional paid-in capital...........     53,521      333,265    386,786

b. For the fiscal year ended March 31, 1996, the historical results of operations of USG, WaterPro and WSMG reflect their results of operations for the twelve months ended December 31, 1995 and reflect the results of operations of PED and the Company for the year ended March 31, 1996. The historical results of operations for the six months ended September 30, 1996 combines the results of each of the Company, WSMG, PED, WaterPro and USG for such six-month period.

  The Pro Forma Combined Statements of Operations gives effect to the following adjustments:

                                               FISCAL YEAR       SIX MONTHS
                                                  ENDED            ENDED
                                              MARCH 31, 1996 SEPTEMBER 30, 1996
                                              -------------- ------------------
                                                       (IN THOUSANDS)
     (i)  To adjust selling, general and
          administrative expenses to
          reflect the goodwill amortization
          from the acquisitions of WSMG,
          PED, WaterPro and USG, with such
          goodwill of approximately
          $262,326,000 amortized over 40
          years.                                 $  6,558         $ 3,279
                                                 ========         =======
    (ii) To adjust interest expense related
          to the indebtedness of
          approximately $541,025,000
          incurred or to be incurred to
          finance the acquisitions of WSMG
          and PED, net of historical
          interest expense recorded by
          WaterPro and PED on parent
          company debt. WaterPro and PED
          incurred interest on such parent
          company debt at the prime rate
          and approximately 11%,
          respectively, and incurred
          interest expense of $3,593,000
          and $19,865,000, respectively,
          for the fiscal year ended March
          31, 1996, and $2,433,000 and
          $9,469,000, respectively, for the
          six months ended September 30,
          1996, which interest expense has
          been eliminated because such debt
          would not have been in existence
          at the beginning of such periods.
          Interest on the indebtedness
          under the Credit Agreement is
          assumed to be at an effective
          rate of 7.50% per annum. The
          Company, however, intends to
          retire such debt with the net
          proceeds of the Common Stock
          Offerings and the Notes Offering
          or, if completion of the Common
          Stock Offerings and the Notes
          Offering occurs prior to the
          completion of the acquisition of
          PED, to use such net proceeds
          directly to acquire PED. See "Use
          of Proceeds."
          The assumed effective interest
          rate of 7.50% on borrowings under
          the Credit Agreement is subject
          to variability. A 0.125%
          increase/decrease in the assumed
          effective interest rate
          incrementally decreases/increases
          As Adjusted net income by
          $419,000 and $209,000 for the
          year ended March 31, 1996 and six
          months ended September 30, 1996,
          respectively, and As Further
          Adjusted net income is unaffected
          as a result of repayment of the
          acquisition indebtedness with the
          net proceeds of the Common Stock
          Offerings and the Notes Offering.      $(17,119)        $(8,386)
                                                 ========         =======
   (iii) The As Further Adjusted column
          presented gives effect to the
          Common Stock Offerings and the
          Notes Offering and the
          anticipated application of the
          net proceeds therefrom, which
          results in a reduction in
          interest expense of $22,577,000
          and $11,288,000 for the fiscal
          year ended March 31, 1996 and the
          six months ended September 30,
          1996, respectively. See "Use of
          Proceeds." The As Further
          Adjusted column also gives effect
          to the conversion of $60,000,000
          aggregate principal amount 5%
          Convertible Subordinated
          Debentures due 2000 to Common
          Stock which results in a
          reduction in interest expense of
          $3,000,000 and $1,500,000 for the
          fiscal year ended March 31, 1996
          and the six months ended
          September 30, 1996, respectively,
          and a resulting increase of
          4,390,000 in shares of Common
          Stock outstanding.                     $ 25,577         $12,788
                                                 ========         =======

                                               FISCAL YEAR       SIX MONTHS
                                                  ENDED            ENDED
                                              MARCH 31, 1996 SEPTEMBER 30, 1996
                                              -------------- ------------------
                                                       (IN THOUSANDS)
   (iv) To adjust the provision for income
         taxes to reflect the combined
         results of operations assuming a
         combined tax rate of 38%.               $(18,987)         $4,796
                                                 ========          ======
    (v)  To adjust the provision for income
         taxes to reflect the combined
         results of operations assuming a
         combined tax rate of 38%.               $  9,719          $4,860
                                                 ========          ======

c. During the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, PED incurred significant restructuring charges relating to the plant closure and relocation of the operations of Wallace & Tiernan, Inc., a subsidiary, from Belleville, N.J., to Vineland, N.J. These restructuring charges totaled $9,260,000 and $1,992,000 for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, respectively. The Company believes that the restructuring and relocation will be completed prior to the acquisition of PED by the Company. The terms of the Stock Purchase Agreement between the Company and the United Utilities Plc provides that the Company will assume no ownership interest in and no liability associated with the Belleville, N.J. facility. Excluding the effects of these charges, net income and net income per common share for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996 would have been:

                                                                AS    AS FURTHER
                                                             ADJUSTED  ADJUSTED
                                                             -------- ----------
                                                               (IN THOUSANDS,
                                                              EXCEPT PER SHARE
                                                                    DATA)
   Fiscal Year Ended March 31, 1996:
     Net income............................................. $19,357   $35,215
     Net income per common share............................ $  0.40   $  0.55
   Six Months Ended September 30, 1996:
     Net income............................................. $17,212   $25,140
     Net income per common share............................ $  0.31   $  0.35

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The Selected Consolidated Financial Data as of and for the fiscal years ended March 31, 1992, 1993, 1994, 1995 and 1996 are derived from the Consolidated Financial Statements and Notes thereto of the Company, which are included or incorporated by reference herein. The financial data as of and for the six months ended September 30, 1995 and 1996 are derived from unaudited consolidated financial statements of the Company, which, in the opinion of the Company, reflect all adjustments (consisting principally of normal, recurring accruals) necessary for the fair statement of the financial position and results of operations for the periods presented and are not necessarily indicative of the results for any other interim period or for the full fiscal year. Historical consolidated financial data for the fiscal years ended March 31, 1992, 1993, 1994, 1995 and 1996 and the six months ended September 30, 1995 have been restated to reflect the acquisitions in May 1996 and August 1996 of Zimpro and Davis, respectively, which acquisitions have been accounted for as poolings of interests. The data presented below are qualified in their entirety by and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included or incorporated by reference herein.

                                                                             SIX MONTHS ENDED
                                     YEARS ENDED MARCH 31,(1)                SEPTEMBER 30,(1)
                          -------------------------------------------------- ------------------
                          1992(2)   1993(3)   1994(4)   1995(5)   1996(6)(7)   1995    1996(11)
                          --------  --------  --------  --------  ---------- --------  --------
                                                                                (UNAUDITED)
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $289,994  $358,041  $412,512  $519,359   $727,903  $332,099  $433,719
Cost of sales...........   234,714   280,671   326,848   398,755    538,573   247,093   315,398
                          --------  --------  --------  --------   --------  --------  --------
Gross profit............    55,280    77,370    85,664   120,604    189,330    85,006   118,321
Selling, general and
 administrative
 expenses...............    59,111    73,709    90,719    97,481    148,683    64,368    86,140
Merger expenses.........       --        --        --        --         --        --      5,581
                          --------  --------  --------  --------   --------  --------  --------
Operating income (loss).    (3,831)    3,661    (5,055)   23,123     40,647    20,638    26,600
Interest expense........    (3,862)   (3,582)   (4,044)   (7,514)   (14,419)   (6,548)   (7,972)
Other income (expense)..     1,472       895    (7,382)    1,442      5,134     1,363     1,004
                          --------  --------  --------  --------   --------  --------  --------
Income (loss) before
 taxes..................    (6,221)     (974)  (16,481)   17,051     31,362    15,453    19,632
Provision (benefit) for
 income taxes...........       245       647    (7,087)    4,812     12,055     4,743     5,404
                          --------  --------  --------  --------   --------  --------  --------
Net income (loss).......  $ (6,466) $  1,191  $ (9,394) $ 12,239   $ 19,307  $ 10,710  $ 14,228
                          ========  ========  ========  ========   ========  ========  ========
Net income (loss) per
 common share(8)........  $  (0.39) $    --   $  (0.42) $   0.41   $   0.45  $   0.27  $   0.28
                          ========  ========  ========  ========   ========  ========  ========
Weighted average number
 of common shares
 outstanding............    17,465    20,838    23,934    28,235     42,159    37,911    50,629
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital.........  $ 56,125  $ 60,238  $ 97,855  $113,972   $123,757  $223,856  $168,606
Total assets............   196,121   222,120   357,354   482,723    876,505   729,551   936,659
Notes payable and long-
 term debt, including
 current portion........    46,858    32,220    29,758    57,116     53,436    29,545    90,159
Convertible subordinated
 debt...................       --        --     60,000   105,000    200,000   200,000   193,565
Shareholders' equity....    73,773   113,041   152,021   166,878    368,501   325,552   400,003
OTHER DATA:
EBITDA(9)...............  $  2,628  $ 12,710  $  6,237  $ 39,777   $ 67,227  $ 32,238  $ 47,109
Cash provided by (used
 in)
  Operating activities..     6,230     3,274    (6,523)    3,269       (342)  (13,014)   (1,972)
  Investing activities..    (8,574)  (14,460)  (40,176)  (12,857)  (225,731) (123,392)  (37,822)
  Financing activities..    11,870     2,895    59,384     9,391    224,458   206,787    40,877
Ratio of earnings to
 fixed charges(10)......       --        1.0x      --        2.5x       2.5x      2.8x      3.0x
Net income (loss) before
 Davis and Zimpro
 acquisitions...........  $ (6,587) $     67  $ (2,541) $  8,331   $ 20,290  $  7,868  $ 14,228
Net income (loss) per
 common share before
 Davis and Zimpro
 acquisitions(8)........  $  (0.59) $  (0.08) $  (0.17) $   0.34   $   0.54  $   0.23       --

  The historical consolidated financial data for the fiscal years ended March 31, 1992, 1993, 1994, 1995 and 1996 and for the six months ended September 30, 1995 have been restated to include the accounts and operations of Zimpro and Davis, which were merged with the Company in May 1996 and August 1996, respectively, and accounted for as poolings of interests. Separate results of operations for each of the Company, Davis and Zimpro for the years ended
March 31, 1992, 1993, 1994, 1995 and 1996 and the six months ended September 30, 1995 are presented below.

                                                                            SIX MONTHS ENDED
                                     YEARS ENDED MARCH 31,(1)               SEPTEMBER 30,(1)
                          ------------------------------------------------- -----------------
                          1992(2)   1993(3)   1994(4)   1995(5)  1996(6)(7)   1995   1996(11)
                          --------  --------  --------  -------- ---------- -------- --------
                             (UNAUDITED)                                       (UNAUDITED)
REVENUES:                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Company (as previously
 reported)..............  $ 62,840  $128,376  $180,421  $272,032  $472,537  $199,847 $433,719
Davis...................   186,719   190,990   202,621   215,649   226,489   118,550      --
Zimpro..................    40,435    38,675    29,470    31,678    28,877    13,702      --
                          --------  --------  --------  --------  --------  -------- --------
  Combined..............  $289,994  $358,041  $412,512  $519,359  $727,903  $332,099 $433,719
                          ========  ========  ========  ========  ========  ======== ========
OPERATING INCOME (LOSS):
Company (as previously
 reported)..............  $ (6,290) $    648  $ (4,874) $ 14,585  $ 34,955  $ 14,760 $ 26,600
Davis...................       189     1,559     1,506     7,512    10,892     5,497      --
Zimpro..................     2,270     1,454    (1,687)    1,026    (5,200)      381      --
                          --------  --------  --------  --------  --------  -------- --------
  Combined..............  $ (3,831) $  3,661  $ (5,055) $ 23,123  $ 40,647  $ 20,638 $ 26,600
                          ========  ========  ========  ========  ========  ======== ========
NET INCOME (LOSS):
Company (as previously
 reported)..............  $ (6,587) $     67  $ (2,541) $  8,331  $ 20,290  $  7,868 $ 14,228
Davis...................      (844)      653    (5,340)    3,448     5,749     2,978      --
Zimpro..................       965       471    (1,513)      460    (6,732)    (136)      --
                          --------  --------  --------  --------  --------  -------- --------
  Combined..............  $ (6,466) $  1,191  $ (9,394) $ 12,239  $ 19,307  $ 10,710 $ 14,228
                          ========  ========  ========  ========  ========  ======== ========
NET INCOME (LOSS) PER
 COMMON SHARE:(8)
As previously reported..  $  (0.59) $  (0.08) $  (0.17) $   0.34  $   0.54  $   0.23 $    --
As restated.............     (0.39)      --      (0.42)     0.41      0.45      0.27     0.28

-------------------
(1) The historical consolidated financial data for the fiscal years ended
    March 31, 1992, 1993, 1994, 1995 and 1996 and for the six months ended September 30, 1995 have been restated to include the accounts and operations of Zimpro and Davis, which were merged with the Company in May 1996 and August 1996, respectively, and accounted for as poolings of interests. The historical consolidated financial data for the six months ended September 30, 1996 include the operations of Zimpro and have been restated to include the accounts and operations of Davis.
(2) The fiscal year ended March 31, 1992 includes three months of results of Aluminum Company of America ("Alcoa") Separations Technologies, Inc. ("ASTI"), acquired from Alcoa on January 6, 1992. The acquisition was accounted for as a purchase. Losses from ASTI (which had operated at a loss in each of the prior three years) since its acquisition and the effect of the acquisition on the Company's existing operations contributed significantly to the Company's loss for the fiscal year ended March 31, 1992. As a result of such losses incurred by ASTI and certain purchase accounting adjustments, and pursuant to the terms of the ASTI acquisition agreement, an acquisition note payable to Alcoa was reduced by $5,000,000. Such reduction in the note was treated as a purchase price adjustment and as such did not affect the Company's results of operations.
(3) The fiscal year ended March 31, 1993 includes twelve months of results of SCT acquired April 1, 1992 and three months of The Permutit Company, Inc., a United States company acquired January 5, 1993, accounted for as purchases.
(4) The fiscal year ended March 31, 1994 includes four months of results of Ionpure Technologies Corporation and IP Holding Company ("Ionpure"), acquired December 1, 1993 and accounted for as a purchase. Selling, general and administrative expenses for the year ended March 31, 1994 reflect four months of integration of Ionpure, certain charges totalling $2,359,000 related to the rationalization of certain wastewater operations and write-off of certain intangibles in the Company's Continental Penfield subsidiary totalling $3,738,000. In addition, the year ended March 31, 1994 includes a charge of $8,895,000 to reflect a plan to shutdown and reorganize certain operations of Davis.
(5) The fiscal year ended March 31, 1995 includes the results of operations of Smogless S.p.A., Crouzat S.A., Sation S.A., Seral Erich Alhauser GmbH and the Ceraflo ceramic product line from the dates of their respective acquisitions, accounted for as purchases. See Note 9 of Notes to Consolidated Financial Statements.
(6) The fiscal year ended March 31, 1996 includes the results of operations of The Permutit Company Limited and The Permutit Company Pty Ltd., Interlake Water Systems, Arrowhead Industrial Water, Inc. and Polymetrics, Inc. from the dates of their respective acquisitions, accounted for as purchases.
    See Note 9 of Notes to Consolidated Financial Statements.
(7) Selling, general and administrative expenses for the year ended March 31, 1996 includes charges totalling $3,193,000 related to the write-down of certain patents and equipment of Zimpro.
(8) Net income (loss) per common share amounts are after (i) dividends on the Series A Preferred Stock of $165,000 for the fiscal year ended March 31, 1992, $660,000 for the fiscal year ended March 31, 1993, $701,000 for the fiscal year ended March 31, 1994, $715,000 for the fiscal year ended March 31, 1995 and $537,000 for the fiscal year ended March 31, 1996, and (ii) accretion on the Series A Preferred Stock, a noncash accounting adjustment required by Securities and Exchange Commission Staff Accounting Bulletin No. 68 ("SAB 68"), in the amounts of $154,000 for the fiscal year ended March 31, 1992 and $617,000 for the fiscal year ended March 31, 1993. As of April 1, 1993 the Company and the holder of the Series A Preferred Stock agreed to a fixed dividend of $715,000 per year on the Series A Preferred Stock, thus eliminating the increasing rate and, therefore, the accretion of dividends pursuant to SAB 68. The Series A Preferred Stock was converted into shares of Common Stock in March 1996.

(9) "EBITDA" consists of operating income plus depreciation and amortization. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to meet debt service requirements. The Company considers EBITDA to be an indicative measure of the Company's operating performance. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. The EBITDA measure presented by the Company may not be comparable to similarly titled measures by other companies.
(10) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before provision for income taxes, plus fixed charges) by fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of the interest factor (deemed by the Company to be one-third). Fixed charges exceeded earnings before fixed charges by $7,693,000 and $9,099,000 for the years ended March 31, 1992 and March 31, 1994, respectively.
(11) The six months ended September 30, 1996 includes merger expenses of $5,581,000, related to the acquisition of Davis, which was accounted for as a pooling of interests.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes included elsewhere herein.

GENERAL

  The Company's strategy is to offer a single-source solution to industrial and municipal customers through what the Company believes is the industry's broadest range of cost-effective systems, products, services and proven technologies. Accordingly, since July 1991, the Company has acquired and integrated more than 45 businesses with substantial expertise in the design and manufacture of systems for the filtration and treatment of water and wastewater. Due to the magnitude of these acquisitions and the integration of the acquired operations with the Company's existing businesses, results of operations for prior periods are not necessarily comparable to or indicative of results of operations for current or future periods.

RESULTS OF OPERATIONS

  In May and August 1996, the Company merged with Zimpro and Davis, respectively, in transactions accounted for as poolings of interests. Historical consolidated financial data for the fiscal years ended March 31, 1994 through March 31, 1996 and the six months ended September 30, 1995 have been restated to reflect the acquisitions in May 1996 and August 1996 of Zimpro and Davis, respectively, which acquisitions have been accounted for as poolings of interests. Historical financial data for the six months ended September 30, 1996 have been restated to reflect the operations of Davis.

  The following table sets forth for the periods indicated certain Selected Consolidated Financial Data as a percentage of total revenues.

                                                                  SIX MONTHS
                                                                     ENDED
                                             FISCAL YEAR ENDED     SEPTEMBER
                                                 MARCH 31,            30,
                                             -------------------  ------------
                                             1994   1995   1996   1995   1996
                                             -----  -----  -----  -----  -----
Revenues.................................... 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales...............................  79.2   76.8   74.0   74.4   72.7
                                             -----  -----  -----  -----  -----
Gross profit................................  20.8   23.2   26.0   25.6   27.3
Selling, general and administrative
 expenses...................................  22.0   18.8   20.4   19.4   19.9
Merger expense..............................    --     --     --     --    1.3
                                             -----  -----  -----  -----  -----
Operating income (loss).....................  (1.2)   4.5    5.6    6.2    6.1
Interest expense............................   1.0    1.4    2.0    2.0    1.8
Net income (loss)...........................  (2.3)   2.4    2.7    3.2    3.3

  The following table sets forth, as a percentage of the Company's total revenues, each of the Company's product categories by revenue for the periods indicated:


                                                               SIX MONTHS
                                      FISCAL YEAR ENDED           ENDED
                                          MARCH 31,           SEPTEMBER 30,
                                      ---------------------   ---------------
                                      1994    1995    1996     1995     1996
                                      -----   -----   -----   ------   ------
Revenues by product category:
  Capital equipment..................    41%     42%     39%      39%      39%
  Services and operations............     9       9      20       22       22
  Distribution.......................    37      33      25       21       21
  Replacement parts, consumables and
   other.............................    13      16      16       17       18

SIX MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH SIX MONTHS ENDED SEPTEMBER 30, 1995

 REVENUES

  Revenues for the six months ended September 30, 1996 were $433,719,000, an increase of $101,620,000 from $332,099,000 for the comparable period of the prior fiscal year. This 30.6% increase was due primarily to acquisitions completed by the Company after September 30, 1995. For the six months ended September 30, 1996, revenues from capital equipment sales represented 39% of total revenues, while revenues from services and operations represented 22% of total revenues, revenues from distribution represented 21% of total revenues and revenues from replacement parts and consumables represented 18% of total revenues.

 GROSS PROFIT

  Gross profit increased 39.2% to $118,321,000 for the six months ended September 30, 1996 from $85,006,000 for the comparable period of the prior fiscal year. Total gross profit as a percentage of revenue ("gross margin") increased to 27.3% for the six months ended September 30, 1996, compared to 25.6% for the comparable period of the prior fiscal year. The increase in gross margin for the six months ended September 30, 1996 was due to: (i) a continued strengthening of gross margin in the recurring and higher margin service-based revenue business and (ii) rationalization of operations and increased economies of scale from the integration of acquisitions.

 SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  For the six months ended September 30, 1996, selling, general and administrative expenses, excluding merger expenses, increased $21,772,000 to $86,140,000 as compared to the $64,368,000 in the comparable period in the prior year. During this period, selling, general and administrative expenses, excluding merger expenses, were 19.9% of revenues compared to 19.4% for the comparable period in the prior year.This increase was primarily due to the addition of sales and administrative personnel accompanying the Company's recent acquisitions.

  Excluding merger expenses, operating income as a percentage of revenues increased to 7.4% for the six months ended September 30, 1996 from 6.2% for the corresponding period in fiscal 1995 due primarily to improvement in gross margin.

 MERGER EXPENSES

  Merger expenses were incurred during the six months ended September 30, 1996 relating to the Company's acquisition of Davis which was accounted for as a pooling of interests. These merger expenses, which totaled $5,581,000, consisted primarily of investment banking fees, printing, stock transfer fees, legal fees, accounting fees, governmental filing fees and certain other costs related to existing Davis pension plans and change of control payments.

 INTEREST EXPENSE

  Interest expense increased to $7,972,000 for the six months ended September 30, 1996 from $6,548,000 for the corresponding period in the prior year. Interest expense for the six months ended September 30, 1996 consisted primarily of interest on the Company's: (i) 5% Convertible Subordinated Debentures due 2000 (all of which have been, as of October 25, 1996, converted into shares of Common Stock); (ii) 6% Convertible Subordinated Notes issued on September 18, 1995 due 2005; and (iii) borrowings under the Company's bank line of credit. At September 30, 1996, the Company had cash and short-term investments of $20,304,000.

 INCOME TAX EXPENSE

  Income tax expense increased to $5,404,000 in the six months ended September 30, 1996, from $4,743,000 in the corresponding period in the prior year. The Company's effective tax rate for the three and six months ended September 30, 1996 was 27.5% as compared to 30.7% in the corresponding period in the prior year.

 NET INCOME

   For the six months ended September 30, 1996, net income increased $3,518,000 to $14,228,000 from $10,710,000 for the same period in the prior year. Excluding Davis merger expenses, net income for the six months ended September 30, 1996 totaled $18,279,000, an increase of 70.6% over the same period in the prior year. Net income per common share for the six months ended September 30, 1996 and 1995 were as follows:

                                                              SIX MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
      Before merger expenses................................. $   0.36 $   0.27
      After merger expenses.................................. $   0.28 $   0.27

TWELVE MONTHS ENDED MARCH 31, 1996 COMPARED WITH TWELVE MONTHS ENDED MARCH 31, 1995

 REVENUES

  Revenues for fiscal 1996 were $727,903,000, an increase of $208,544,000 from $519,359,000 for fiscal 1995. This 40.2% increase was due primarily to acquisitions completed by the Company in fiscal 1995 and 1996. See Note 9 of Notes to Consolidated Financial Statements related to acquisitions.

 GROSS PROFIT

  Gross profit increased 57.0% to $189,330,000 for fiscal 1996 from $120,604,000 for fiscal 1995. Gross margin increased to 26.0% for fiscal 1996 as compared to 23.2% for fiscal 1995. The increase in gross margin through fiscal 1996 was due to: (i) a continued strengthening of gross margin in the recurring and higher margin service-based revenue business;
(ii) rationalization of operations and economies of scale from the integration of acquisitions; and (iii) a focus on products with higher gross margins in Davis' distribution business.

 SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  Selling, general and administrative expenses increased to $148,683,000 for fiscal 1996 from $97,481,000 for fiscal 1995. This increase was primarily due to the addition of sales and administrative personnel accompanying the Company's recent acquisitions. As a percentage of revenues, selling, general and administrative expenses were 20.4% for fiscal 1996, as compared to 18.8% for fiscal 1995. This increase was due primarily to a write-down of certain patents and equipment totalling $3,193,000 at the Company's Zimpro subsidiary and, to a lesser extent, increased levels of incentive compensation earned by management and employees of Davis as compared to fiscal 1995.

  Notwithstanding the increase in selling, general and administrative expenses as a percentage of revenues, operating income as a percentage of revenues increased from 4.5% for fiscal 1995 to 5.6% for fiscal 1996 due primarily to improvement in gross margin.

 INTEREST EXPENSE

  Interest expense increased to $14,419,000 for fiscal 1996 from $7,514,000 for fiscal 1995. Interest expense for fiscal 1996 consisted primarily of interest on the Company's 5% Convertible Subordinated Debentures due 2000 issued October 20, 1993 and approximately seven months of interest on the Company's 6% Convertible Subordinated Notes due 2005 issued September 18, 1995, respectively, and interest on increased borrowings under the Company's bank line of credit, which was used to finance the Company's revenue expansion and recent acquisitions.

 OTHER INCOME (EXPENSE)

  Other income (expense) increased to $5,134,000 of income for fiscal 1996 from $1,442,000 of income for fiscal 1995. Other income consisted primarily of interest income on short-term investments, which increased during fiscal 1996 primarily as a result of the Company's sale of $140,000,000 aggregate principal amount of 6% Convertible Subordinated Notes on September 18, 1995 and the Company's issuance of 10,350,000 shares of Common Stock on May 3, 1995 with net proceeds of approximately $98,118,000.

 INCOME TAX EXPENSE

  Income tax expense increased to $12,055,000 for fiscal 1996 from $4,812,000 for fiscal 1995. This increase was attributable to increased income. The Company's effective tax rate for fiscal 1996 was 38.4% and for fiscal 1995 was 28.2%. This increase in effective rate in fiscal 1996 is due primarily to a net loss before income taxes of $6,086,000 incurred at Zimpro (see "Selling, General and Administrative Expenses") for which no income tax benefit was recognized because its realization was not assured and because of the nondeductibility of certain items. As of March 31, 1996, the Company had net operating loss carryforwards in France of approximately $19,952,000 and other European countries of approximately $7,338,000 for which no financial statement benefit has been recognized. In addition, the Company had net operating loss carryforwards generated from its Liquipure subsidiary of approximately $14,362,000 for which financial statement benefit was recognized in fiscal 1996. The Company also had net operating loss carryforwards generated from Zimpro of approximately $2,905,000 for which financial statement benefit has not been recognized. In addition, the benefit of the French loss carryforwards must be shared equally between the Company and Aluminum Corporation of America until March 31, 1997. See Note 14 of Notes to Consolidated Financial Statements related to income taxes.

 NET INCOME

  Net income increased to $19,307,000 for fiscal 1996 from $12,239,000 for fiscal 1995. Net income per common share increased to $0.45 per share (based upon 42,159,000 weighted average common shares outstanding) for fiscal 1996 from $0.41 per common share (based upon 28,235,000 weighted average common shares outstanding) for fiscal 1995, after deducting $536,000 and $715,000 for dividends on the Company's preferred shares for fiscal 1996 and 1995, respectively.

TWELVE MONTHS ENDED MARCH 31, 1995 COMPARED WITH TWELVE MONTHS ENDED MARCH 31, 1994

 REVENUES

  Revenues for fiscal 1995 were $519,359,000, an increase of $106,847,000 from $412,512,000 for fiscal 1994. This 25.9% increase was due primarily to acquisitions completed by the Company in fiscal 1994 and 1995. See Note 9 of Notes to Consolidated Financial Statements related to acquisitions.

 GROSS PROFIT

  Gross profit increased 40.8% to $120,604,000 for fiscal 1995 from $85,664,000 for fiscal 1994. Gross margin increased to 23.2% for fiscal 1995 as compared to 20.8% for fiscal 1994. The increase in gross margin through fiscal 1995 was due to: (i) a continued strengthening of gross margin in the recurring and higher margin service-based revenue business; and
(ii) rationalization of operations and economies of scale from the Company's acquisitions. Gross margin in the Company's distribution business remained unchanged in fiscal 1995 as compared to fiscal 1994.

 SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  Selling, general and administrative expenses increased to $97,481,000 for fiscal 1995 from $90,719,000 for fiscal 1994. This increase was primarily due to the addition of sales and administrative personnel accompanying the Company's recent acquisitions. As a percentage of revenues, selling, general and administrative expenses were 18.8% during fiscal 1995, as compared to 22.0% for fiscal 1994. This decrease in selling, general and administrative expenses as a percentage of revenues for fiscal 1995 as compared to fiscal 1994 was due primarily to (i) the Company's emphasis on cost reductions and administrative efficiencies gained through economies of scale, (ii) the write-off of certain intangibles in the Company's Continental Penfield subsidiary totalling $3,738,000 in fiscal 1994, (iii) the exclusion from operating results in fiscal 1995 of a division of Davis which was shut down in fiscal 1994, and (iv) certain charges totalling $2,359,000 related to the rationalization of certain wastewater operations. See Note 8 of Notes to Consolidated Financial Statements related to such shutdown.

  Due primarily to the decrease in selling, general and administrative expenses as a percentage of revenues and the improvement in gross margin, operating income as a percentage of revenues increased from a loss of 1.2% for fiscal 1994 to 4.5% for fiscal 1995.

 INTEREST EXPENSE

  Interest expense increased to $7,514,000 for fiscal 1995 from $4,044,000 for fiscal 1994. Interest expense for fiscal 1995 consisted primarily of interest on the Company's 5% Convertible Subordinated Debentures due 2000 issued October 20, 1993 and interest on increased borrowings under the Company's bank line of credit, which was used to finance the Company's revenue expansion and recent acquisitions.

 OTHER INCOME (EXPENSE)

  Other income (expense) increased $8,824,000 in fiscal 1995 from an expense of $7,382,000 in fiscal 1994 to income of $1,442,000 in fiscal 1995. During the fourth quarter of fiscal 1994, the Company's Davis subsidiary adopted a plan to shutdown or reorganize the operations of its wholly owned subsidiary, The Taulman Company ("Taulman"). The pre-tax loss provision for these actions was recorded in fiscal 1994 and included the write-off of intangible assets totaling $2,908,000 associated with Taulman and the accrual of $5,987,000 to provide for anticipated losses during the shutdown.

 INCOME TAX EXPENSE

  Income tax expense increased to $4,812,000 for fiscal 1995 from a tax benefit of $7,087,000 for fiscal 1994. This increase was attributable to increased income and the Company's partial recognition during fiscal 1994 of the future income tax benefit related to federal net operating loss carryforwards. As of March 31, 1995, the Company had net operating loss carryforwards in France of approximately $20,351,000 and other European countries of approximately $6,400,000 for which no financial statement benefit had been recognized. In addition, the Company had net operating loss carryforwards generated from its Liquipure subsidiary of approximately $13,500,000 for which no financial statement benefit was recognized. Future recognition of these carryforwards will be reflected if the above operations generate sufficient earnings before the expiration periods of the loss carryforwards. In addition, the benefit of the French loss carryforwards must be shared equally between the Company and Aluminum Corporation of America until March 31, 1997. See Note 14 of Notes to Consolidated Financial Statements related to income taxes.

 NET INCOME

  Net income increased to $12,239,000 for fiscal 1995 from a net loss of $9,394,000 for fiscal 1994. Net income per common share increased to $0.41 per share (based upon 28,235,000 weighted average common shares outstanding) for fiscal 1995 from a net loss of $0.42 per common share (based upon 23,934,000 weighted average common shares outstanding) for fiscal 1994, after deducting $715,000 and $701,000 for dividends on the Company's preferred shares for fiscal 1995 and 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of funds are cash and other working capital, cash flow generated from operations and borrowings under the Company's bank line of credit. At September 30, 1996, the Company had working capital of $168,606,000, including cash and short-term investments of $20,304,000. The Company's long-term debt at September 30, 1996 included $53,565,000 aggregate principal amount of 5% Convertible Subordinated Debentures due 2000 (all of which were converted into 4,390,000 shares of Common Stock on October 25,
1996), $140,000,000 of 6% Convertible Subordinated Notes due 2005 and other long-term debt totalling $9,003,000 and bearing interest at rates ranging from 2.0% to 11.5%.

  Capital expenditures totaled $8,050,000, $18,304,000 and $28,392,000 for fiscal years ended March 31, 1994, 1995, and 1996, respectively. Although the Company has no material firm commitments for capital expenditures, capital expenditure requirements are expected to increase as a result of the Company's anticipated growth, including from the acquisitions of WSMG, USG and WaterPro and the pending acquisition of PED. The Company has no plans for further investments in leasehold interests.

  As of September 30, 1996, the Company had a multicurrency bank line of credit of $135,000,000, of which there were outstanding borrowings of $81,156,000 and outstanding letters of credit of $14,446,000. Pursuant to the Credit Agreement, credit facilities of up to $700,000,000 have been made available to the Company to finance acquisitions (including the WSMG acquisition and the pending PED acquisition), to refinance any borrowings under the Company's previous bank line of credit, and for working capital and other general corporate purposes. Borrowings under the Credit Agreement are secured by the stock of certain of the Company's United States subsidiaries. Borrowings under the Credit Agreement bear interest at variable rates of up to 2.25% above certain Eurocurrency rates or 0.50% above The First National Bank of Boston's base rate and have a five year maturity. The Company anticipates that, following completion of the Notes Offering and/or the Common Stock Offerings, the Company's bank credit facilities will be reduced to a level that the Company considers appropriate for its working capital and other needs.

  As of March 31, 1996, the Company had net operating loss carryforwards generated from Societe des Ceramiques Techniques S.A. ("SCT") of approximately $19,952,000, for which no financial statement benefit has been recognized. Approximately $1,946,000 of net operating loss carryforwards will expire in fiscal years 1997 and 1998, while the remainder have an indefinite carryforward period. The Company also has net operating loss carryforwards in other European countries of approximately $7,338,000 which expire from fiscal 1997 to 2002 for which no financial statement benefit has been recognized. The Company also has net operating loss carryforwards generated from Zimpro of approximately $2,905,000 for which no financial statement benefit has been recognized. No benefit has been given to these net operating loss carryfowards because of the limited carryforward periods or the uncertain business conditions relating to the operations giving rise to such carryforwards. Future recognition of these net operating carryforwards will occur if the operations of SCT and Zimpro generate sufficient earnings before the expiration of the respective net operating loss carryforwards. In addition, in the case of SCT, until March 31, 1997, the benefit, if any, of such carryforwards is to be shared equally between the Company and Aluminum Company of America.

  The Company also has available at March 31, 1996, other net operating loss carryforwards for Federal income tax purposes of approximately $13,552,000 which expire from fiscal 2007 to 2010.

  Pursuant to an agreement entered into in conjunction with the acquisition of WaterPro, all former WaterPro stockholders and former WaterPro debtholders, who together hold an aggregate of 3,201,507 shares of the Common Stock, have the right, exercisable during the 90-day period commencing on December 27, 1996, to require the Company to purchase all or any portion of such shares of Common Stock at a purchase price equal to $33.24 per share.

  Pursuant to an agreement to be entered into in conjunction with the pending acquisition of PED, the Company has agreed to pay in cash the portion of the purchase price otherwise payable in shares of Common Stock if such shares are not at the time of issuance immediately saleable pursuant to the Company's shelf Registration Statement on Form S-4. In addition, the Agreement provides that if such shares are issued and any or all of them are sold within a specified number of days after consummation of the acquisition for net proceeds per share of less than an amount determined by dividing (Pounds)25,000,000 by the number of shares issued, the Company will pay the aggregate deficiency to PED in cash, and if the net proceeds per share exceed such amount, PED will pay the aggregate excess to the Company in cash.

  The Company believes its current cash position, cash flow from operations, and available borrowings under the Credit Agreement will be adequate to meet its anticipated cash needs for working capital, revenue growth, scheduled debt repayment and capital investment objectives for at least the next twelve months.

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          UNITED STATES FILTER CORPORATION



                                          By: /s/ Damian C. Georgino
                                             -----------------------
                                             Damian C. Georgino
                                             Vice President, General Counsel
                                             and Secretary


Date: December  , 1996